UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934 (Amendment No. __)*

Heritage-Crystal Clean, Inc.
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

42726M106
(CUSIP Number)

June 30, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 42726M106	Page 2 of 40 Pages

1	NAME OF REPORTING PERSON	Maggie Fehsenfeld Trust No. 106, dated December 30, 1974 (for the benefit of Fred Mehlert Fehsenfeld Jr. and his issue)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	289,915
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	289,915
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		289,915
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		2.0%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 3 of 40 Pages

1	NAME OF REPORTING PERSON	Maggie Fehsenfeld Trust No. 100, dated December 30, 1974 (for the benefit of Debra Ann Baker and her issue)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 4 of 40 Pages

1	NAME OF REPORTING PERSON	Maggie Fehsenfeld Trust No. 101, dated December 30, 1974 (for the benefit of Trina Lee Fehsenfeld and her issue)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 5 of 40 Pages

1	NAME OF REPORTING PERSON	Maggie Fehsenfeld Trust No. 102, dated December 30, 1974 (for the benefit of Mark Edgar Fehsenfeld and his issue)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 6 of 40 Pages

1	NAME OF REPORTING PERSON	Maggie Fehsenfeld Trust No. 103, dated December 30, 1974 (for the benefit of Frank Stockdale Fehsenfeld and his issue)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 7 of 40 Pages

1	NAME OF REPORTING PERSON	Maggie Fehsenfeld Trust No. 104, dated December 30, 1974 (for the benefit of John Michael Fehsenfeld and his issue)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 8 of 40 Pages

1	NAME OF REPORTING PERSON	Maggie Fehsenfeld Trust No. 105, dated December 30, 1974 (for the benefit of James Cornelius Fehsenfeld and his issue)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 9 of 40 Pages

1	NAME OF REPORTING PERSON	Maggie Fehsenfeld Trust No. 107, dated December 30, 1974 (for the benefit of Judith Louise Fehsenfeld and her issue)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 10 of 40 Pages

1	NAME OF REPORTING PERSON	Maggie Fehsenfeld Trust No. 108, dated December 30, 1974 (for the benefit of Jan Marie Dillow and her issue)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 11 of 40 Pages

1	NAME OF REPORTING PERSON	Maggie Fehsenfeld Trust No. 109, dated December 30, 1974 (for the benefit of Jo Anne Rutigliano and her issue)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 12 of 40 Pages

1	NAME OF REPORTING PERSON	Maggie Fehsenfeld Trust No. 110, dated December 30, 1974 (for the benefit of John Allen Fehsenfeld and his issue)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 13 of 40 Pages

1	NAME OF REPORTING PERSON	Maggie Fehsenfeld Trust No. 111, dated December 30, 1974 (for the benefit of William S. Fehsenfeld and his issue)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 14 of 40 Pages

1	NAME OF REPORTING PERSON	Maggie Fehsenfeld Trust No. 112, dated December 30, 1974 (for the benefit of Thomas V. Fehsenfeld and his issue)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 15 of 40 Pages

1	NAME OF REPORTING PERSON	Maggie Fehsenfeld Trust No. 113, dated December 30, 1974 (for the benefit of Nancy F. Smith and her issue)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 16 of 40 Pages

1	NAME OF REPORTING PERSON	Maggie Fehsenfeld Trust No. 114, dated December 30, 1974 (for the benefit of Ruth Mary Fehsenfeld and her issue)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 17 of 40 Pages

1	NAME OF REPORTING PERSON	Irrevocable Intervivos Trust for the Benefit of Debra Ann Baker and her issue, dated December 26, 1973
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 18 of 40 Pages

1	NAME OF REPORTING PERSON	Irrevocable Intervivos Trust for the Benefit of Trina Lee Fehsenfeld and her issue, dated December 26, 1973
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 19 of 40 Pages

1	NAME OF REPORTING PERSON	Irrevocable Intervivos Trust for the Benefit of Mark Edgar Fehsenfeld and his issue, dated December 26, 1973
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 20 of 40 Pages

1	NAME OF REPORTING PERSON	Irrevocable Intervivos Trust for the Benefit of Frank Stockdale Fehsenfeld and his issue, dated December 27, 1973
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 21 of 40 Pages

1	NAME OF REPORTING PERSON	Irrevocable Intervivos Trust for the Benefit of John Michael Fehsenfeld and his issue, dated December 27, 1973
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 22 of 40 Pages

1	NAME OF REPORTING PERSON	Irrevocable Intervivos Trust for the Benefit of James Cornelius Fehsenfeld and his issue, dated December 27, 1973
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 23 of 40 Pages

1	NAME OF REPORTING PERSON	Irrevocable Intervivos Trust for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue, dated December 27, 1973
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	289,914
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	289,914
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		289,914
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		2.0%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 24 of 40 Pages

1	NAME OF REPORTING PERSON	Irrevocable Intervivos Trust for the Benefit of Judith Louise Fehsenfeld and her issue, dated December 27, 1973
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 25 of 40 Pages

1	NAME OF REPORTING PERSON	Irrevocable Intervivos Trust for the Benefit of Jan Marie Dillow and her issue, dated December 27, 1973
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 26 of 40 Pages

1	NAME OF REPORTING PERSON	Irrevocable Intervivos Trust for the Benefit of Jo Anne Rutigliano and her issue, dated December 27, 1973
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 27 of 40 Pages

1	NAME OF REPORTING PERSON	Irrevocable Intervivos Trust for the Benefit of John Allen Fehsenfeld and his issue, dated December 24, 1973
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 28 of 40 Pages

1	NAME OF REPORTING PERSON	Irrevocable Intervivos Trust for the Benefit of William S. Fehsenfeld and his issue, dated December 24, 1973
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 29 of 40 Pages

1	NAME OF REPORTING PERSON	Irrevocable Intervivos Trust for the Benefit of Thomas V. Fehsenfeld and his issue, dated December 24, 1973
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 30 of 40 Pages

1	NAME OF REPORTING PERSON	Irrevocable Intervivos Trust for the Benefit of Nancy F. Smith and her issue, dated December 24, 1973
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

CUSIP No. 42726M106	Page 31 of 40 Pages

1	NAME OF REPORTING PERSON	Irrevocable Intervivos Trust for the Benefit of Ruth Mary Fehsenfeld and her issue, dated December 24, 1973
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Indiana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	24,866
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	24,866
	8	SHARED DISPOSITIVE POWER	0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		24,866
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)		0.2%
12	TYPE OF REPORTING PERSON (See Instructions)		OO

Page 32 of 40 Pages

Item 1.
	(a)	Name of Issuer: Heritage-Crystal Clean, Inc.
	(b)	Address of Issuer’s Principal Executive Offices: 2175 Point Boulevard, Suite 375, Elgin, Illinois 60123
Item 2.
(a)
Name of Persons Filing:

This Schedule 13G is being jointly filed by the following persons (each a “Reporting Person” and collectively, the “Reporting Persons”) pursuant to Rule 13d-1(k)(1) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Act”):

1.	Maggie Fehsenfeld Trust No. 100, dated December 30, 1974 (for the benefit of Debra Ann Baker and her issue)
2.	Maggie Fehsenfeld Trust No. 101, dated December 30, 1974 (for the benefit of Trina Lee Fehsenfeld and her issue)
3.	Maggie Fehsenfeld Trust No. 102, dated December 30, 1974 (for the benefit of Mark Edgar Fehsenfeld and his issue)
4.	Maggie Fehsenfeld Trust No. 103, dated December 30, 1974 (for the benefit of Frank Stockdale Fehsenfeld and his issue)
5.	Maggie Fehsenfeld Trust No. 104, dated December 30, 1974 (for the benefit of John Michael Fehsenfeld and his issue)
6.	Maggie Fehsenfeld Trust No. 105, dated December 30, 1974 (for the benefit of James Cornelius Fehsenfeld and his issue)
7.	Maggie Fehsenfeld Trust No. 106, dated December 30, 1974 (for the benefit of Fred Mehlert Fehsenfeld Jr. and his issue)
8.	Maggie Fehsenfeld Trust No. 107, dated December 30, 1974 (for the benefit of Judith Louise Fehsenfeld and her issue)
9.	Maggie Fehsenfeld Trust No. 108, dated December 30, 1974 (for the benefit of Jan Marie Dillow and her issue)
10.	Maggie Fehsenfeld Trust No. 109, dated December 30, 1974 (for the benefit of Jo Anne Rutigliano and her issue)
11.	Maggie Fehsenfeld Trust No. 110, dated December 30, 1974 (for the benefit of John Allen Fehsenfeld and his issue)
12.	Maggie Fehsenfeld Trust No. 111, dated December 30, 1974 (for the benefit of William S. Fehsenfeld and his issue)
13.	Maggie Fehsenfeld Trust No. 112, dated December 30, 1974 (for the benefit of Thomas V. Fehsenfeld and his issue)
14.	Maggie Fehsenfeld Trust No. 113, dated December 30, 1974 (for the benefit of Nancy F. Smith and her issue)
15.	Maggie Fehsenfeld Trust No. 114, dated December 30, 1974 (for the benefit of Ruth Mary Fehsenfeld and her issue)
16.	Irrevocable Intervivos Trust for the Benefit of Debra Ann Baker and her issue, dated December 26, 1973
17.	Irrevocable Intervivos Trust for the Benefit of Trina Lee Fehsenfeld and her issue, dated December 26, 1973

Page 33 of 40 Pages

		18.	Irrevocable Intervivos Trust for the Benefit of Mark Edgar Fehsenfeld and his issue, dated December 26, 1973
		19.	Irrevocable Intervivos Trust for the Benefit of Frank Stockdale Fehsenfeld and his issue, dated December 27, 1973
		20.	Irrevocable Intervivos Trust for the Benefit of John Michael Fehsenfeld and his issue, dated December 27, 1973
		21.	Irrevocable Intervivos Trust for the Benefit of James Cornelius Fehsenfeld and his issue, dated December 27, 1973
		22.	Irrevocable Intervivos Trust for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue, dated December 27, 1973
		23.	Irrevocable Intervivos Trust for the Benefit of Judith Louise Fehsenfeld and her issue, dated December 27, 1973
		24.	Irrevocable Intervivos Trust for the Benefit of Jan Marie Dillow and her issue, dated December 27, 1973
		25.	Irrevocable Intervivos Trust for the Benefit of Jo Anne Rutigliano and her issue, dated December 27, 1973
		26.	Irrevocable Intervivos Trust for the Benefit of John Allen Fehsenfeld and his issue, dated December 24, 1973
		27.	Irrevocable Intervivos Trust for the Benefit of William S. Fehsenfeld and his issue, dated December 24, 1973
		28.	Irrevocable Intervivos Trust for the Benefit of Thomas V. Fehsenfeld and his issue, Dated December 24, 1973
		29.	Irrevocable Intervivos Trust for the Benefit of Nancy F. Smith and her issue, dated December 24, 1973
		30.	Irrevocable Intervivos Trust for the Benefit of Ruth Mary Fehsenfeld and her issue, dated December 24, 1973

A Joint Filing Agreement has been executed by the Reporting Persons and is included as Exhibit A to this Schedule 13G.

	(b)	Address of Principal Business Office or, if none, Residence:
The principal business office for all Reporting Persons is 5400 West 86th Street, Indianapolis, Indiana 46268.
	(c)	Citizenship:
All Reporting Persons are trusts formed under the laws of the State of Indiana.
	(d)	Title of Class of Securities: Common Stock, $0.01par value.
	(e)	CUSIP number: 42726M106.

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

Page 34 of 40 Pages

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).
(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J).
(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____________
Not applicable.

Item 4.	Ownership
	(a)	Amount beneficially owned:
		(1)	Maggie Fehsenfeld Trust No. 106, dated December 30, 1974 (for the benefit of Fred Mehlert Fehsenfeld Jr. and his issue): 289,915
		(2)	Irrevocable Intervivos Trust for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue, dated December 27, 1973: 289,914
		(3)	All other 28 Reporting Persons: 24,866 each

	(b)	Percent of class:
		(1)	Maggie Fehsenfeld Trust No. 106, dated December 30, 1974 (for the benefit of Fred Mehlert Fehsenfeld Jr. and his issue): 2.0%
		(2)	Irrevocable Intervivos Trust for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue, dated December 27, 1973: 2.0%
		(3)	All other 28 Reporting Persons: 0.2% each

*Percentage ownership is based on 14,435,751 shares of Common Stock outstanding as of May 2, 2011, as reported in the Issuer’s Form 10-Q for the quarter ended March 26, 2011.

(c)	Number of shares as to which the person has:
	(1)	Maggie Fehsenfeld Trust No. 106, dated December 30, 1974 (for the benefit of Fred Mehlert Fehsenfeld Jr. and his issue)
		(i)	Sole power to vote or to direct the vote: 289,915 (FN1)
		(ii)	Shared power to vote or to direct the vote: 0
		(iii)	Sole power to dispose or to direct the disposition of: 289,915 (FN1)
		(iv)	Shared power to dispose or to direct the disposition of: 0

Page 35 of 40 Pages

(2)	Irrevocable Intervivos Trust for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue, dated December 27, 1973
	(i)	Sole power to vote or to direct the vote: 289,914 (FN1)
	(ii)	Shared power to vote or to direct the vote: 0
	(iii)	Sole power to dispose or to direct the disposition of: 289,914 (FN1)
	(iv)	Shared power to dispose or to direct the disposition of: 0

(3)	Each of the other 28 Reporting Persons
	(i)	Sole power to vote or to direct the vote: 24,866 (FN1)
	(ii)	Shared power to vote or to direct the vote: 0
	(iii)	Sole power to dispose or to direct the disposition of: 24,866 (FN1)
	(iv)	Shared power to dispose or to direct the disposition of: 0

FN1:  Each of the 30 Reporting Persons is a grantor trust. Each trust is managed by five trustees who have the fiduciary duty to carry out the purposes of each separate trust, in accordance with the applicable trust agreements and the trust laws of the State of Indiana. The five trustees are Fred M. Fehsenfeld, Jr., James C. Fehsenfeld, Nicholas J. Rutigliano, William S. Fehsenfeld, and Amy M. Schumacher. Each of the 30 Reporting Persons is also a one-thirtieth (3.3%) owner of The Heritage Group. The Heritage Group is a general partnership formed under the laws of the State of Indiana which is managed by the same five trustees and which is a 31.5% shareholder of Heritage-Crystal Clean, Inc.

Each Reporting Person is an entity separate and distinct from each other Reporting Person and from The Heritage Group. Each is operated in accordance with its own governing agreement and by the trustees, acting according to the fiduciary duties imposed upon trustees under the trust laws of the State of Indiana.

Accordingly, each of the Reporting Persons disclaims beneficial ownership of the shares of Common Stock owned by The Heritage Group and/or by any of the other 30 Reporting Persons except to the extent of the Reporting Person’s pecuniary interest therein.

Item 5.	Ownership of Five Percent or Less of a Class
Not applicable.
Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Please refer to FN1 in Item 4 disclaiming beneficial ownership of other entities and Reporting Persons.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable.

Page 36 of 40 Pages

Item 8.	Identification and Classification of Members of the Group

The Reporting Persons have filed this Schedule 13G jointly because they acquired common shares at the same time and in the same private transaction. Collectively, in the transaction, they acquired beneficial ownership of 951,816 common shares, representing more than 5% of the outstanding common shares of the issuer, although no Reporting Person alone has greater than 2% of the common shares. The Reporting Persons filing jointly are all identified on the cover pages of this Schedule 13G.

Item 9.	Notice of Dissolution of Group
Not applicable.
Item 10.	Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 37 of 40 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Maggie Fehsenfeld Trust No. 106, dated December 30, 1974 (for the benefit of Fred Mehlert Fehsenfeld Jr. and his issue)
Irrevocable Intervivos Trust for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue, dated December 27, 1973

	By:	/s/ James C. Fehsenfeld
June 30, 2011		James C. Fehsenfeld, Trustee
Acting on behalf of each of the 2 Reporting Persons named above

Maggie Fehsenfeld Trust No. 100, dated December 30, 1974 (for the benefit of Debra Ann Baker and her issue)
Maggie Fehsenfeld Trust No. 101, dated December 30, 1974 (for the benefit of Trina Lee Fehsenfeld and her issue)
Maggie Fehsenfeld Trust No. 102, dated December 30, 1974 (for the benefit of Mark Edgar Fehsenfeld and his issue)
Maggie Fehsenfeld Trust No. 103, dated December 30, 1974 (for the benefit of Frank Stockdale Fehsenfeld and his issue)
Maggie Fehsenfeld Trust No. 104, dated December 30, 1974 (for the benefit of John Michael Fehsenfeld and his issue)
Maggie Fehsenfeld Trust No. 105, dated December 30, 1974 (for the benefit of James Cornelius Fehsenfeld and his issue)
Maggie Fehsenfeld Trust No. 107, dated December 30, 1974 (for the benefit of Judith Louise Fehsenfeld and her issue)
Maggie Fehsenfeld Trust No. 108, dated December 30, 1974 (for the benefit of Jan Marie Dillow and her issue)
Maggie Fehsenfeld Trust No. 109, dated December 30, 1974 (for the benefit of Jo Anne Rutigliano and her issue)
Maggie Fehsenfeld Trust No. 110, dated December 30, 1974 (for the benefit of John Allen Fehsenfeld and his issue)
Maggie Fehsenfeld Trust No. 111, dated December 30, 1974 (for the benefit of William S. Fehsenfeld and his issue)
Maggie Fehsenfeld Trust No. 112, dated December 30, 1974 (for the benefit of Thomas V. Fehsenfeld and his issue)
Maggie Fehsenfeld Trust No. 113, dated December 30, 1974 (for the benefit of Nancy F. Smith and her issue)
Maggie Fehsenfeld Trust No. 114, dated December 30, 1974 (for the benefit of Ruth Mary Fehsenfeld and her issue)
Irrevocable Intervivos Trust for the Benefit of Debra Ann Baker and her issue, dated December 26, 1973

Page 38 of 40 Pages

Irrevocable Intervivos Trust for the Benefit of Trina Lee Fehsenfeld and her issue, dated December 26, 1973
Irrevocable Intervivos Trust for the Benefit of Mark Edgar Fehsenfeld and his issue, dated December 26, 1973
Irrevocable Intervivos Trust for the Benefit of Frank Stockdale Fehsenfeld and his issue, dated December 27, 1973
Irrevocable Intervivos Trust for the Benefit of John Michael Fehsenfeld and his issue, dated December 27, 1973
Irrevocable Intervivos Trust for the Benefit of James Cornelius Fehsenfeld and his issue, dated December 27, 1973
Irrevocable Intervivos Trust for the Benefit of Judith Louise Fehsenfeld and her issue, dated December 27, 1973
Irrevocable Intervivos Trust for the Benefit of Jan Marie Dillow and her issue, dated December 27, 1973
Irrevocable Intervivos Trust for the Benefit of Jo Anne Rutigliano and her issue, dated December 27, 1973
Irrevocable Intervivos Trust for the Benefit of John Allen Fehsenfeld and his issue, dated December 24, 1973
Irrevocable Intervivos Trust for the Benefit of William S. Fehsenfeld and his issue, dated December 24, 1973
Irrevocable Intervivos Trust for the Benefit of Thomas V. Fehsenfeld and his issue, Dated December 24, 1973
Irrevocable Intervivos Trust for the Benefit of Nancy F. Smith and her issue, dated December 24, 1973
Irrevocable Intervivos Trust for the Benefit of Ruth Mary Fehsenfeld and her issue, dated December 24, 1973

	By:	/s/ Fred M. Fehsenfeld, Jr.
June 30, 2011		Fred M. Fehsenfeld, Jr., Trustee
Acting on behalf of each of the 28 Reporting Persons named above

Page 39 of 40 Pages

EXHIBIT A

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned persons hereby agrees and consents to the filing of a single Schedule 13G, and any and all future amendments thereto, with the Securities and Exchange Commission on their behalf in connection with their beneficial ownership of securities of Heritage-Crystal Clean, Inc.

This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned persons hereby execute this Agreement on the dates indicated below.

Maggie Fehsenfeld Trust No. 106, dated December 30, 1974 (for the benefit of Fred Mehlert Fehsenfeld Jr. and his issue)
Irrevocable Intervivos Trust for the Benefit of Fred Mehlert Fehsenfeld, Jr. and his issue, dated December 27, 1973

	By:	/s/ James C. Fehsenfeld
June 30, 2011		James C. Fehsenfeld, Trustee
Acting on behalf of each of the 2 Reporting Persons named above

Maggie Fehsenfeld Trust No. 100, dated December 30, 1974 (for the benefit of Debra Ann Baker and her issue)
Maggie Fehsenfeld Trust No. 101, dated December 30, 1974 (for the benefit of Trina Lee Fehsenfeld and her issue)
Maggie Fehsenfeld Trust No. 102, dated December 30, 1974 (for the benefit of Mark Edgar Fehsenfeld and his issue)
Maggie Fehsenfeld Trust No. 103, dated December 30, 1974 (for the benefit of Frank Stockdale Fehsenfeld and his issue)
Maggie Fehsenfeld Trust No. 104, dated December 30, 1974 (for the benefit of John Michael Fehsenfeld and his issue)
Maggie Fehsenfeld Trust No. 105, dated December 30, 1974 (for the benefit of James Cornelius Fehsenfeld and his issue)
Maggie Fehsenfeld Trust No. 107, dated December 30, 1974 (for the benefit of Judith Louise Fehsenfeld and her issue)
Maggie Fehsenfeld Trust No. 108, dated December 30, 1974 (for the benefit of Jan Marie Dillow and her issue)
Maggie Fehsenfeld Trust No. 109, dated December 30, 1974 (for the benefit of Jo Anne Rutigliano and her issue)
Maggie Fehsenfeld Trust No. 110, dated December 30, 1974 (for the benefit of John Allen Fehsenfeld and his issue)
Maggie Fehsenfeld Trust No. 111, dated December 30, 1974 (for the benefit of William S. Fehsenfeld and his issue)
Maggie Fehsenfeld Trust No. 112, dated December 30, 1974 (for the benefit of Thomas V. Fehsenfeld and his issue)

Page 40 of 40 Pages

Maggie Fehsenfeld Trust No. 113, dated December 30, 1974 (for the benefit of Nancy F. Smith and her issue)
Maggie Fehsenfeld Trust No. 114, dated December 30, 1974 (for the benefit of Ruth Mary Fehsenfeld and her issue)
Irrevocable Intervivos Trust for the Benefit of Debra Ann Baker and her issue, dated December 26, 1973
Irrevocable Intervivos Trust for the Benefit of Trina Lee Fehsenfeld and her issue, dated December 26, 1973
Irrevocable Intervivos Trust for the Benefit of Mark Edgar Fehsenfeld and his issue, dated December 26, 1973
Irrevocable Intervivos Trust for the Benefit of Frank Stockdale Fehsenfeld and his issue, dated December 27, 1973
Irrevocable Intervivos Trust for the Benefit of John Michael Fehsenfeld and his issue, dated December 27, 1973
Irrevocable Intervivos Trust for the Benefit of James Cornelius Fehsenfeld and his issue, dated December 27, 1973
Irrevocable Intervivos Trust for the Benefit of Judith Louise Fehsenfeld and her issue, dated December 27, 1973
Irrevocable Intervivos Trust for the Benefit of Jan Marie Dillow and her issue, dated December 27, 1973
Irrevocable Intervivos Trust for the Benefit of Jo Anne Rutigliano and her issue, dated December 27, 1973
Irrevocable Intervivos Trust for the Benefit of John Allen Fehsenfeld and his issue, dated December 24, 1973
Irrevocable Intervivos Trust for the Benefit of William S. Fehsenfeld and his issue, dated December 24, 1973
Irrevocable Intervivos Trust for the Benefit of Thomas V. Fehsenfeld and his issue, Dated December 24, 1973
Irrevocable Intervivos Trust for the Benefit of Nancy F. Smith and her issue, dated December 24, 1973
Irrevocable Intervivos Trust for the Benefit of Ruth Mary Fehsenfeld and her issue, dated December 24, 1973

	By:	/s/ Fred M. Fehsenfeld, Jr.
June 30, 2011		Fred M. Fehsenfeld, Jr., Trustee
Acting on behalf of each of the 28 Reporting Persons named above